Exhibit 99.1

       Contact:   Michael R. Sand,
          President & CEO
          Dean J. Brydon, CFO
                           (360) 533-4747
                          www.timberlandbank.com

Timberland Bancorp Earnings Per Share Increases to a Record $0.59 for 2018's Third Fiscal Quarter
•	Net Income Increases 17% for the First Nine Months of Fiscal 2018
•	Earnings Per Share Increases 14% to $1.64 for the First Nine Months of Fiscal 2018
•	Reports Quarterly Return on Average Equity of 14.87%
•	Reports Quarterly Return on Average Assets of 1.78%
•	Announces $0.13 Quarterly Cash Dividend

HOQUIAM, WA – July 24, 2018 - Timberland Bancorp, Inc. (NASDAQ: TSBK) ("Timberland" or "the Company") today reported record quarterly net income of $4.42 million, or $0.59 per diluted common share, for the quarter ended June 30, 2018.  This compares to net income of $4.27 million, or $0.57 per diluted common share, for the preceding quarter and net income of $4.28 million, or $0.58 per diluted common share, for the quarter ended June 30, 2017 which quarter's earnings per share was increased by approximately $0.13 due to a significant loan loss reserve recapture and the collection of non-accrual interest partially offset by the cost of prepaying two FHLB borrowings.

For the first nine months of fiscal 2018, Timberland earned $12.30 million, or $1.64 per diluted common share, an increase in net income of 17% and an increase in earnings per diluted common share ("EPS") of 14% from $10.55 million, or $1.44 per diluted common share, for the first nine months of fiscal 2017.

Timberland's Board of Directors declared a quarterly cash dividend to shareholders of $0.13 per common share payable on August 24, 2018, to shareholders of record on August 10, 2018.

"We continue to expect the acquisition of South Sound Bank to occur in the fourth calendar quarter of this year subject to regulatory approvals, the approval of South Sound Bank's shareholders and other customary closing conditions," said Michael Sand, President and CEO.  "The first of these approvals was obtained on July 10, 2018 when the State of Washington's Department of Financial Institutions, Division of Banks granted its approval for the merger.  The acquisition will enhance Timberland's presence along Washington State's economically important and rapidly growing I-5 corridor.  During the quarter just ended, Timberland incurred approximately $147,000 in merger related expenses reducing the quarter's EPS by approximately $0.01."

"We also are looking forward to the benefit of a lower federal income tax rate effective upon the conclusion of our next fiscal quarter," Sand also stated.  "Since the enactment of the Tax Cuts and Jobs Act legislation, Timberland has employed a blended federal income tax rate of 24.5%.  This tax rate will decline to 21.0% beginning October 1, 2018 and the benefit will be impactful to net income.  Had the lower tax rate been available to Timberland for the quarter just ended, EPS would have been higher by approximately $0.02."

Third Fiscal Quarter 2018 Earnings and Balance Sheet Highlights (at or for the period ended June 30, 2018, compared to March 31, 2018, or June 30, 2017):

   Earnings Highlights:
•	Net income increased 17% for the first nine months of fiscal 2018;
•	EPS for the first nine months of fiscal 2018 increased 14% to $1.64 from $1.44 for the first nine months of fiscal 2017;
•	EPS increased to $0.59 from $0.57 for the preceding quarter and $0.58 for the comparable quarter one year ago;
•	Return on average equity and return on average assets for the current quarter remained strong at 14.87% and 1.78%, respectively;
•	Operating revenue increased 4% from the comparable quarter one year ago;
•	Net interest margin remained strong at 4.18% for the current quarter; and

Timberland Fiscal Q3 2018 Earnings
July 24, 2018

•	Efficiency ratio improved to 55.33% for the current quarter from 56.83% for the preceding quarter.

   Balance Sheet Highlights:
•	Total assets increased 8% year-over-year to $1.01 billion;
•	Total deposits increased 8% year-over-year;
•	Net loans receivable increased 4% year-over-year; and
•	Book and tangible book (non-GAAP) values per common share increased to $16.35 and $15.58, respectively, at June 30, 2018.

Operating Results

Operating revenue (net interest income before the recapture of loan losses, plus non-interest income excluding other than temporary impairment ("OTTI") charges (recoveries) on investment securities) increased 4% to $12.85 million for the current quarter from $12.40 million for the comparable quarter one year ago and increased 1% from $12.69 million for the preceding quarter.  Operating revenue increased 8% to $38.09 million for the first nine months of fiscal 2018 from $35.24 million for the comparable period one year ago.

Net interest income for the current quarter increased 5% to $9.73 million from $9.25 million for the comparable quarter one year ago and increased 1% from $9.62 million for the preceding quarter.  The increase in net interest income compared to the preceding quarter was primarily due to an increase in average total interest-earning assets and an increase in the yield earned on average total interest-earning assets and was partially offset by an increase in the cost of interest-bearing deposits.  The increase in net interest income relative to the comparable quarter one year ago was partially due to paying off FHLB borrowings and eliminating the associated interest expense.  For the first nine months of fiscal 2018 net interest income increased 11% to $28.79 million from $26.01 million for the first nine months of fiscal 2017.

The net interest margin ("NIM") for the current quarter was 4.18% compared to 4.19% for the preceding quarter and 4.29% for the comparable quarter one year ago.  The NIM for the preceding quarter was increased by approximately six basis points due to the collection of a $134,000 loan prepayment penalty and the collection of $2,000 of non-accrual interest.  The NIM for the comparable quarter one year ago was increased by approximately 22 basis points due to the net effect of collecting $748,000 of non-accrual interest and paying $282,000 in FHLB borrowing prepayment penalties.  Timberland's net interest margin for the first nine months of fiscal 2018 improved to 4.19% from to 4.03% for the first nine months of fiscal 2017.

Non-interest income increased 2% to $3.15 million for the current quarter from $3.08 million for the preceding quarter and decreased slightly from $3.16 million for the comparable quarter one year ago.  The increased non-interest income for the current quarter compared to the preceding quarter was primarily due to an increase in ATM and debit card interchange transaction fees and smaller increases in several other categories.  These increases were partially offset by a decrease in gain on sale of loans.  Fiscal year-to-date non-interest income increased 2% to $9.36 million from $9.22 million for the first nine months of fiscal 2017.

Total operating expenses for the current quarter decreased 1% to $7.12 million from $7.22 million for the preceding quarter and increased 3% from $6.94 million for the comparable quarter one year ago.  The decreased expenses for the current quarter compared to the preceding quarter were primarily due to a decrease of $183,000 in net OREO related expenses and smaller decreases in several other categories.  These decreases were partially offset by a $125,000 increase in professional fees and smaller increases in several other categories.  The decrease in net OREO related expenses was primarily due to a $124,000 gain on the sale of an OREO property during the current quarter.  The increase in professional fees was primarily due to $147,000 in merger related expenses associated with Timberland's announced acquisition of South Sound Bank.  The efficiency ratio for the current quarter improved to 55.33% from 56.83% for the preceding quarter and 55.94% for the comparable quarter one year ago.  Fiscal year-to-date operating expenses increased 4% to $21.52 million from $20.61 million for the first nine months of fiscal 2017.  The efficiency ratio improved for the first nine months of fiscal 2018 to 56.41% from 58.48% for the first nine months of fiscal 2017.

The provision for income taxes for the current quarter increased by $118,000 to $1.33 million from $1.22 million for the preceding quarter, primarily due to higher pre-tax income.  The fiscal year-to-date provision for income taxes decreased $997,000 to $4.33 million from $5.33 million for the first nine months of fiscal 2017, primarily due to the Tax Cuts and Jobs Act legislation which was signed into law on December 22, 2017.  As a result of the new legislation (which decreased the

Timberland Fiscal Q3 2018 Earnings
July 24, 2018

federal corporate income tax rate to 21.0% from 35.0%), Timberland recorded a one-time income tax expense of $548,000 in conjunction with writing down its net deferred tax asset ("DTA") during the quarter ended December 31, 2017 and began using a lower tax rate for the current fiscal year.  Since Timberland is a September 30th fiscal year-end corporation, it will use a blended tax rate of 24.5% for the fiscal year ending September 30, 2018, and a 21.0% rate thereafter.  Timberland's effective tax rate for the quarter ended June 30, 2018, was 23.2%.

Balance Sheet Management

Total assets increased $5.18 million, or 1%, to $1.01 billion at June 30, 2018, from $1.00 billion at March 31, 2018.  The increase was primarily due to a $7.10 million net increase in net loans receivable and loans held for sale, which was partially offset by a $2.39 million net decrease in total cash and cash equivalents and CDs held for investment.

Liquidity, as measured by the sum of cash and cash equivalents, CDs held for investment and available for sale investment securities, was 25.0% of total liabilities at June 30, 2018, compared to 25.3% at March 31, 2018, and 21.3% one year ago.

Net loans receivable increased $8.76 million, or 1%, to $717.32 million at June 30, 2018, from $708.57 million at March 31, 2018.  The increase was primarily due to a $3.70 million increase in commercial real estate loans, a $3.06 million increase in land loans, a $3.01 million increase in multi-family loans, a $1.29 million increase in one- to four-family loans, a $1.18 million increase in commercial construction loans, a $12.43 million decrease in the undisbursed portion of construction loans in process and smaller increases in several other categories.  These increases were partially offset by a $9.59 million decrease in multi-family construction loans, a $5.76 million decrease in one- to four-family construction loans and smaller decreases in several other categories.

LOAN PORTFOLIO
($ in thousands)	June 30, 2018		March 31, 2018		June 30, 2017
	Amount	Percent	Amount	Percent	Amount	Percent

Mortgage loans:
One- to four-family (a)	$114,148	14%	$112,862	14%	$121,705	16%
Multi-family	58,169	7	55,157	7	61,051	8
Commercial	345,543	44	341,845	43	331,901	43
Construction - custom and
owner/builder	113,468	14	119,230	15	109,578	14
Construction - speculative one-to four-family	10,146	1	10,876	1	8,002	1
Construction - commercial	26,347	3	25,166	3	20,067	3
Construction - multi-family	15,225	2	24,812	3	11,057	1
Construction - land
development	3,190	1	2,950	--	--	--
Land	23,662	3	20,602	3	24,333	3
Total mortgage loans	709,898	89	713,500	89	687,694	89

Consumer loans:
Home equity and second
mortgage	38,143	5	38,124	5	36,320	5
Other	3,674	1	3,646	1	3,789	--
Total consumer loans	41,817	6	41,770	6	40,109	5

Commercial business loans	43,284	5	43,465	5	43,407	6
Total loans	794,999	100%	798,735	100%	771,210	100%
Less:
Undisbursed portion of
construction loans in
process	(65,674)		(78,108)		(72,133)

Timberland Fiscal Q3 2018 Earnings
July 24, 2018

Deferred loan origination
fees	(2,469)	(2,515)	(2,309)
Allowance for loan losses	(9,532)	(9,544)	(9,610)
Total loans receivable, net	$717,324	$708,568	$687,158
_______________________
(a)	Does not include one- to four-family loans held for sale totaling $2,321, $3,981 and $3,523 at June 30, 2018, March 31, 2018, and June 30, 2017, respectively.

Timberland originated $70.46 million in loans during the quarter ended June 30, 2018, compared to $92.93 million for the comparable quarter one year ago and $78.99 million for the preceding quarter.  Timberland continues to sell fixed-rate one- to four-family mortgage loans into the secondary market for asset-liability management purposes and to generate non-interest income.  Timberland also periodically sells the guaranteed portion of U.S. Small Business Administration ("SBA") loans.  During the third quarter of fiscal 2018 fixed-rate one- to four-family mortgage loans and SBA loans totaling $17.74 million were sold compared to $19.34 million for the comparable quarter one year ago and $15.31 million for the preceding quarter.

Timberland's investment securities and other investments decreased $136,000, or 1%, to $12.13 million at June 30, 2018, from $12.26 million at March 31, 2018, primarily due to scheduled amortization.   Timberland's CDs held for investment increased $10.19 million, or 19%, to $63.13 million at June 30, 2018, from $52.94 million at March 31, 2018.

DEPOSIT BREAKDOWN ($ in thousands)
	June 30, 2018		March 31, 2018		June 30, 2017
	Amount	Percent	Amount	Percent	Amount	Percent
Non-interest-bearing demand	$229,201	26%	$222,302	25%	$197,527	24%
NOW checking	222,203	25	227,075	26	216,719	26
Savings	148,690	17	147,750	17	136,750	17
Money market	129,559	15	130,844	15	119,025	15
Money market – brokered	10,084	1	10,363	1	8,506	1
Certificates of deposit under $250	120,156	14	121,157	14	121,505	15
Certificates of deposit $250 and over	17,637	2	17,720	2	15,590	2
Certificates of deposit – brokered	3,197	--	3,200	--	3,196	--
Total deposits	$880,727	100%	$880,411	100%	$818,818	100%

Total deposits increased $61.91 million, or 8%, to $880.73 million at June 30, 2018, from $818.82 million one year ago, and increased slightly from $880.41 million at March 31, 2018.

Shareholders' Equity

Total shareholders' equity increased $3.05 million to $120.89 million at June 30, 2018, from $117.84 million at March 31, 2018.  The increase in shareholders' equity was primarily due to net income of $4.42 million for the quarter, which was partially offset by dividend payments to shareholders of $1.70 million.

Capital Ratios and Asset Quality

Timberland remains well capitalized with a total risk-based capital ratio of 18.24% and a Tier 1 leverage capital ratio of 11.80% at June 30, 2018.

Asset quality remains strong with the non-performing assets to total assets ratio at 0.56% at June 30, 2018, compared to 0.65% one year ago and 0.46% at March 31, 2018.

No provision for loan losses was made for the quarters ended June 30, 2018 and March 31, 2018.  Timberland recorded a $1.0 million loan loss reserve recapture during the comparable quarter one year ago.  Net charge-offs totaled $12,000 for the current quarter compared to net charge-offs of $21,000 for the preceding quarter and a net recovery of $1.02 million for the comparable quarter one year ago.  The allowance for loan losses was 1.31% of loans receivable at June 30, 2018, compared to 1.33% at March 31, 2018, and 1.38% at June 30, 2017.

Timberland Fiscal Q3 2018 Earnings
July 24, 2018

Total delinquent loans (past due 30 days or more) and non-accrual loans increased $139,000, or 4%, to $3.43 million at June 30, 2018, from $3.29 million at March 31, 2018, and increased $985,000, or 40%, from $2.44 million one year ago.  The increase in delinquencies is primarily a result of two one- to four-family loans becoming delinquent.  Non-accrual loans increased $774,000, or 40%, to $2.71 million at June 30, 2018, from $1.93 million at March 31, 2018, and increased $651,000, or 32%, from $2.06 million one year ago.

NON-ACCRUAL LOANS	June 30, 2018		March 31, 2018		June 30, 2017
($ in thousands)	Amount	Quantity	Amount	Quantity	Amount	Quantity

Mortgage loans:
One- to four-family	$1,361	7	$801	6	$896	7
Commercial	598	3	370	3	403	1
Land	295	3	395	4	496	2
Total mortgage loans	2,254	13	1,566	13	1,795	10

Consumer loans:
Home equity and second
Mortgage	278	6	185	4	260	3
Total consumer loans	278	6	185	4	260	3
Commercial business	174	2	181	2	--	--
Total loans	$2,706	21	$1,932	19	$2,055	13

OREO and other repossessed assets decreased 38% to $2.11 million at June 30, 2018, from $3.42 million at June 30, 2017, and decreased 5% from $2.22 million at March 31, 2018.  At June 30, 2018, the OREO and other repossessed asset portfolio consisted of 13 individual real estate properties.  During the quarter ended June 30, 2018, one OREO property was sold for a net gain of $124,000.

OREO and OTHER REPOSSESSED ASSETS	June 30, 2018		March 31, 2018		June 30, 2017
($ in thousands)	Amount	Quantity	Amount	Quantity	Amount	Quantity

One- to four-family	$--	--	$--	--	$927	3
Commercial	448	2	287	1	587	2
Land	1,664	11	1,934	12	1,903	12
Consumer	--	--	--	--	--	--
Total	$2,112	13	$2,221	13	$3,417	17

Non-GAAP Financial Measures
In addition to results presented in accordance with generally accepted accounting principles ("GAAP"), this press release contains certain non-GAAP financial measures.  Timberland believes that certain non-GAAP financial measures provide investors with information useful in understanding the Company's financial performance; however, readers of this report are urged to review these non-GAAP financial measures in conjunction with GAAP results as reported.

Financial measures that exclude intangible assets are non-GAAP measures.  To provide investors with a broader understanding of capital adequacy, Timberland provides non-GAAP financial measures for tangible common equity, along with the GAAP measure.  Tangible common equity is calculated as shareholders' equity less goodwill.  In addition, tangible assets equal total assets less goodwill.

Timberland Fiscal Q3 2018 Earnings
July 24, 2018

The following table provides a reconciliation of ending shareholders' equity (GAAP) to ending tangible shareholders' equity (non-GAAP), and ending total assets (GAAP) to ending tangible assets (non-GAAP).

($ in thousands)	June 30, 2018	March 31, 2018	June 30, 2017

Shareholders' equity	$120,894	$117,843	$108,616
Less goodwill	(5,650)	(5,650)	(5,650)
Tangible common equity	$115,244	$112,193	$102,966

Total assets	$1,006,383	$1,001,201	$931,009
Less goodwill	(5,650)	(5,650)	(5,650)
Tangible assets	$1,000,733	$995,551	$925,359

About Timberland Bancorp, Inc.
Timberland Bancorp, Inc., a Washington corporation, is the holding company for Timberland Bank ("Bank").  The Bank opened for business in 1915 and serves consumers and businesses across Grays Harbor, Thurston, Pierce, King, Kitsap and Lewis counties, Washington with a full range of lending and deposit services through its 22 branches (including its main office in Hoquiam).

Disclaimer
Certain matters discussed in this press release may contain forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Forward-looking statements are not statements of historical fact and often include the words "believes," "expects," "anticipates," "estimates," "forecasts," "intends," "plans," "targets," "potentially," "probably," "projects," "outlook" or similar expressions or future or conditional verbs such as "may," "will," "should," "would" and "could."  Forward-looking statements include statements with respect to our beliefs, plans, objectives, goals, expectations, assumptions and statements about future performance.  These forward-looking statements are subject to known and unknown risks, uncertainties and other factors that could cause our actual results to differ materially from the results anticipated, including, but not limited to: the credit risks of lending activities, including changes in the level and trend of loan delinquencies and write-offs and changes in our allowance for loan losses and provision for loan losses that may be impacted by deterioration in the housing and commercial real estate markets and may lead to increased losses and non-performing assets in our loan portfolio, and may result in our allowance for loan losses not being adequate to cover actual losses, and require us to materially increase our loan loss reserves; changes in general economic conditions, either nationally or in our market areas; changes in the levels of general interest rates, and the relative differences between short and long term interest rates, deposit interest rates, our net interest margin and funding sources; fluctuations in the demand for loans, the number of unsold homes, land and other properties and fluctuations in real estate values in our market areas; secondary market conditions for loans and our ability to sell loans in the secondary market; results of examinations of us by the Board of Governors of the Federal Reserve System and our bank subsidiary by the Federal Deposit Insurance Corporation, the Washington State Department of Financial Institutions, Division of Banks or other regulatory authorities, including the possibility that any such regulatory authority may, among other things, institute a formal or informal enforcement action or require us to increase our allowance for loan losses, write-down assets, change our regulatory capital position or affect our ability to borrow funds or maintain or increase deposits or impose additional requirements or restrictions, which could adversely affect our liquidity and earnings; legislative or regulatory changes that adversely affect our business including changes in regulatory policies and principles, or the interpretation of regulatory capital or other rules including as a result of Basel III; the impact of the Dodd Frank Wall Street Reform and Consumer Protection Act and the implementation of related rules and regulations; our ability to attract and retain deposits;  increases in premiums for deposit insurance; our ability to control operating costs and expenses; the use of estimates in determining fair value of certain of our assets, which estimates may prove to be incorrect and result in significant declines in valuation; difficulties in reducing risk associated with the loans on our consolidated balance sheet; staffing fluctuations in response to product demand or the implementation of corporate strategies that affect our workforce and potential associated charges; computer systems on which we depend could fail or experience a security breach; our ability to retain key members of our senior management team; costs and effects of litigation, including settlements and judgments; our ability to successfully integrate any assets, liabilities, customers, systems, and management personnel we may in the future acquire into our operations and our ability to realize related revenue synergies and cost savings within expected time frames and any goodwill charges related thereto; our ability to manage loan delinquency rates;  increased competitive pressures among financial services companies; changes in consumer spending, borrowing and savings habits; the availability of resources to address changes in laws, rules, or regulations or to respond to regulatory actions; our ability to pay dividends on our common and stock; adverse changes in the securities markets; inability of key third-party providers to perform their obligations to us; changes in accounting policies and practices, as may be adopted by the financial institution regulatory agencies or the Financial Accounting Standards Board, including additional guidance and interpretation on accounting issues and details of the implementation of new accounting methods; the economic impact of war or any terrorist activities; other economic, competitive, governmental, regulatory, and technological factors affecting our operations; pricing, products and services; and other risks detailed in our reports filed with the Securities and Exchange Commission.

Any of the forward-looking statements that we make in this press release and in the other public statements we make are based upon management's beliefs and assumptions at the time they are made.  We undertake no obligation to publicly update or revise any forward-looking statements included in this report or to update the reasons why actual results could differ from those contained in such statements, whether as a result of new information, future events or otherwise.  We caution readers not to place undue reliance on any forward-looking statements.  We do not undertake and specifically disclaim any obligation to revise any forward-looking statements to reflect the occurrence of anticipated or unanticipated events or circumstances after the date of such statements.  These risks could cause our actual results for fiscal 2018 and beyond to differ materially from those expressed in any forward-looking statements by, or on behalf of us, and could negatively affect the Company's operations and stock price performance.

Timberland Fiscal Q3 2018 Earnings
July 24, 2018

TIMBERLAND BANCORP INC. AND SUBSIDIARY CONSOLIDATED STATEMENTS OF INCOME	Three Months Ended
($ in thousands, except per share amounts)	June 30,	March 31,	June 30,
(unaudited)	2018	2018	2017
Interest and dividend income
Loans receivable	$9,530	$9,484	$9,652
Investment securities	51	39	69
Dividends from mutual funds and FHLB stock	31	26	23
Interest bearing deposits in banks	845	741	421
Total interest and dividend income	10,457	10,290	10,165

Interest expense
Deposits	730	666	549
FHLB borrowings	--	--	369
Total interest expense	730	666	918
Net interest income	9,727	9,624	9,247

Recapture of loan losses	--	--	(1,000)
Net interest income after recapture of loan losses	9,727	9,624	10,247

Non-interest income
Service charges on deposits	1,137	1,132	1,153
ATM and debit card interchange transaction fees	921	883	855
Gain on sale of loans, net	435	470	561
Bank owned life insurance ("BOLI") net earnings	134	137	133
Servicing income on loans sold	121	117	106
Recoveries on investment securities, net	19	13	--
Other	378	330	348
Total non-interest income	3,145	3,082	3,156

Non-interest expense
Salaries and employee benefits	3,912	4,001	3,741
Premises and equipment	795	799	764
Gain on disposition of premises and equipment, net	--	(113)	3
Advertising	205	176	170
OREO and other repossessed assets, net	(92)	91	4
ATM and debit card processing	334	318	375
Postage and courier	104	131	109
State and local taxes	169	168	176
Professional fees	368	243	230
FDIC insurance	101	75	99
Loan administration and foreclosure	76	92	20
Data processing and telecommunications	465	495	480
Deposit operations	285	252	301
Other, net	400	493	466
Total non-interest expense, net	7,122	7,221	6,938

Income before income taxes	5,750	5,485	6,465
Provision for income taxes	1,334	1,216	2,188
Net income	$4,416	$4,269	$4,277

Net income per common share:
Basic	$0.60	$0.58	$0.59
Diluted	0.59	0.57	0.58

Weighted average common shares outstanding:
Basic	7,345,618	7,328,127	7,269,564
Diluted	7,535,157	7,512,058	7,432,171

Timberland Fiscal Q3 2018 Earnings
July 24, 2018

TIMBERLAND BANCORP INC. AND SUBSIDIARY CONSOLIDATED STATEMENTS OF INCOME	Nine Months Ended
($ in thousands, except per share amounts)	June 30,	June 30,
(unaudited)	2018	2017
Interest and dividend income
Loans receivable	$28,342	$27,280
Investment securities	147	207
Dividends from mutual funds and FHLB stock	83	60
Interest bearing deposits in banks	2,209	1,081
Total interest and dividend income	30,781	28,628

Interest expense
Deposits	1,996	1,637
FHLB borrowings	--	979
Total interest expense	1,996	2,616
Net interest income	28,785	26,012

Recapture of loan losses	--	(1,250)
Net interest income after recapture of loan losses	28,785	27,262

Non-interest income
Service charges on deposits	3,447	3,348
ATM and debit card interchange transaction fees	2,648	2,448
Gain on sale of loans, net	1,427	1,656
BOLI net earnings	407	407
Servicing income on loans sold	354	302
Recoveries on investment securities, net	55	--
Other	1,026	1,063
Total non-interest income	9,364	9,224

Non-interest expense
Salaries and employee benefits	11,862	11,176
Premises and equipment	2,361	2,295
Gain on disposition of premises and equipment, net	(113)	3
Advertising	591	499
OREO and other repossessed assets, net	114	22
ATM and debit card processing	982	1,036
Postage and courier	340	324
State and local taxes	498	484
Professional fees	829	629
FDIC insurance	242	319
Loan administration and foreclosure	247	113
Data processing and telecommunications	1,427	1,394
Deposit operations	815	850
Other, net	1,324	1,462
Total non-interest expense, net	21,519	20,606

Income before income taxes	$16,630	$15,880
Provision for income taxes	4,331	5,328
Net income	$12,299	$10,552

Net income per common share:
Basic	$1.68	$1.49
Diluted	1.64	1.44

Weighted average common shares outstanding:
Basic	7,328,702	7,088,134
Diluted	7,518,447	7,348,486

Timberland Fiscal Q3 2018 Earnings
July 24, 2018

TIMBERLAND BANCORP INC. AND SUBSIDIARY CONSOLIDATED BALANCE SHEETS
($ in thousands, except per share amounts) (unaudited)	June 30,	March 31,	June 30,
	2018	2018	2017
Assets
Cash and due from financial institutions	$19,552	$15,508	$17,476
Interest-bearing deposits in banks	137,274	153,897	114,964
Total cash and cash equivalents	156,826	169,405	132,440

Certificates of deposit ("CDs") held for investment, at cost	63,132	52,938	41,187
Investment securities:
Held to maturity, at amortized cost	7,951	8,070	7,244
Available for sale, at fair value	1,176	1,193	1,260
FHLB stock	1,190	1,107	1,107
Other investments, at cost	3,000	3,000	3,000
Loans held for sale	2,321	3,981	3,523

Loans receivable	726,856	718,112	696,768
Less: Allowance for loan losses	(9,532)	(9,544)	(9,610)
Net loans receivable	717,324	708,568	687,158

Premises and equipment, net	18,515	18,053	18,465
OREO and other repossessed assets, net	2,112	2,221	3,417
BOLI	19,673	19,539	19,127
Accrued interest receivable	2,797	2,655	2,437
Goodwill	5,650	5,650	5,650
Mortgage servicing rights, net	1,980	1,910	1,781
Other assets	2,736	2,911	3,213
Total assets	$1,006,383	$1,001,201	$931,009

Liabilities and shareholders' equity
Deposits: Non-interest-bearing demand	$229,201	$222,302	$197,527
Deposits: Interest-bearing	651,526	658,109	621,291
Total deposits	880,727	880,411	818,818

FHLB borrowings	--	--	--
Other liabilities and accrued expenses	4,762	2,947	3,575
Total liabilities	885,489	883,358	822,393

Shareholders' equity
Common stock, $.01 par value; 50,000,000 shares authorized; 7,395,927 shares issued and outstanding – June 30, 2018 7,390,227 shares issued and outstanding – March 31, 2018 7,354,577 shares issued and outstanding – June 30, 2017	14,162	13,891	13,223
Unearned shares issued to Employee Stock Ownership Plan ("ESOP")	(199)	(265)	(463)
Retained earnings	107,065	104,349	96,018
Accumulated other comprehensive loss	(134)	(132)	(162)
Total shareholders' equity	120,894	117,843	108,616
Total liabilities and shareholders' equity	$1,006,383	$1,001,201	$931,009

Timberland Fiscal Q3 2018 Earnings
July 24, 2018

KEY FINANCIAL RATIOS AND DATA	Three Months Ended
($ in thousands, except per share amounts) (unaudited)	June 30,	March 31,	June 30,
	2018	2018	2017
PERFORMANCE RATIOS:
Return on average assets (a)	1.78%	1.75%	1.86%
Return on average equity (a)	14.87%	14.79%	16.14%
Net interest margin (a)	4.18%	4.19%	4.29%
Efficiency ratio	55.33%	56.83%	55.94%

	Nine Months Ended
	June 30,	June 30,
	2018	2017
PERFORMANCE RATIOS:
Return on average assets (a)	1.68%	1.53%
Return on average equity (a)	14.21%	13.80%
Net interest margin (a)	4.19%	4.03%
Efficiency ratio	56.41%	58.48%

	June 30,	March 31,	June 30,
	2018	2018	2017
ASSET QUALITY RATIOS AND DATA:
Non-accrual loans	$2,706	$1,932	$2,055
Loans past due 90 days and still accruing	428	--	--
Non-performing investment securities	433	470	590
OREO and other repossessed assets	2,112	2,221	3,417
Total non-performing assets (b)	$5,679	$4,623	$6,062

Non-performing assets to total assets (b)	0.56%	0.46%	0.65%
Net charge-offs (recoveries) during quarter	$12	$21	$(1,020)
Allowance for loan losses to non-accrual loans	352%	494%	468%
Allowance for loan losses to loans receivable (c)	1.31%	1.33%	1.38%
Troubled debt restructured loans on accrual status (d)	$2,960	$2,970	$3,360

CAPITAL RATIOS:
Tier 1 leverage capital	11.80%	11.66%	11.42%
Tier 1 risk-based capital	16.98%	16.76%	16.05%
Common equity Tier 1 risk-based capital	16.98%	16.76%	16.05%
Total risk-based capital	18.24%	18.01%	17.30%
Tangible common equity to tangible assets (non-GAAP)	11.52%	11.27%	11.13%

BOOK VALUES:
Book value per common share	$16.35	$15.95	$14.77
Tangible book value per common share (e)	15.58	15.18	14.00

________________________________________________
(a)  Annualized
(b)  Non-performing assets include non-accrual loans, loans past due 90 days and still accruing, non-performing investment securities and OREO and other repossessed assets.  Troubled debt restructured loans on accrual status are not included.
(c)  Does not include loans held for sale and is before the allowance for loan losses.
(d)  Does not include troubled debt restructured loans totaling $155, $155 and $252 reported as non-accrual loans at June 30, 2018, March 31, 2018 and June 30, 2017, respectively.
(e)  Tangible common equity divided by common shares outstanding (non-GAAP).

Timberland Fiscal Q3 2018 Earnings
July 24, 2018

AVERAGE BALANCES, YIELDS, AND RATES - QUARTERLY
($ in thousands)
(unaudited)

	For the Three Months Ended
	June 30, 2018		March 31, 2018		June 30, 2017
	Amount	Rate	Amount	Rate	Amount	Rate

Assets
Loans receivable and loans held for sale	$727,807	5.24%	$717,502	5.29%	$693,931	5.56%
Investment securities and FHLB stock (1)	13,378	2.45	13,190	1.97	12,482	2.98
Interest-bearing deposits in banks and CDs	189,120	1.79	187,181	1.61	156,507	1.08
Total interest-earning assets	930,305	4.50	917,873	4.48	862,920	4.71
Other assets	60,395		58,590		57,841
Total assets	$990,700		$976,463		$920,761

Liabilities and Shareholders' Equity
NOW checking accounts	$214,256	0.21%	$217,734	0.21%	$207,060	0.22%
Money market accounts	142,557	0.57	141,594	0.53	125,787	0.35
Savings accounts	147,881	0.06	143,449	0.06	137,108	0.06
Certificates of deposit accounts	142,285	1.12	139,620	1.01	141,254	0.87
Total interest-bearing deposits	646,979	0.45	642,397	0.42	611,209	0.36
FHLB borrowings	--	--	--	--	8,571	17.57
Total interest-bearing liabilities	646,979	0.45	642,397	0.42	619,780	0.59

Non-interest-bearing demand deposits	220,511		214,722		190,631
Other liabilities	4,456		3,868		4,379
Shareholders' equity	118,754		115,476		105,971
Total liabilities and shareholders' equity	$990,700		$976,463		$920,761

Interest rate spread		4.05%		4.06%		4.12%
Net interest margin (2)		4.18%		4.19%		4.29%
Average interest-earning assets to
average interest-bearing liabilities	143.79%		142.88%		139.23%
          _____________________________________
(1) Includes other investments
(2) Net interest margin = annualized net interest income /
     average interest-earning assets

Timberland Fiscal Q3 2018 Earnings
July 24, 2018

AVERAGE BALANCES, YIELDS, AND RATES – YEAR-TO-DATE
($ in thousands)
(unaudited)

	For the Nine Months Ended
	June 30, 2018		June 30, 2017
	Amount	Rate	Amount	Rate

Assets
Loans receivable and loans held for sale	$718,099	5.26%	$688,936	5.29%
Investment securities and FHLB Stock (1)	13,003	2.36	11,447	3.11
Interest-bearing deposits in banks and CDs	185,405	1.59	160,458	0.90
Total interest-earning assets	916,507	4.48	860,841	4.43
Other assets	59,704		58,324
Total assets	$976,211		$919,165

Liabilities and Shareholders' Equity
NOW checking accounts	$214,828	0.21%	$206,037	0.22%
Money market accounts	140,186	0.50	124,650	0.34
Savings accounts	144,191	0.06	132,922	0.06
Certificate of deposit accounts	140,194	1.03	144,249	0.85
Total interest-bearing deposits	639,399	0.42	607,858	0.36
FHLB borrowings	--	--	22,857	5.73
Total interest-bearing liabilities	639,399	0.42	630,715	0.55

Non-interest-bearing demand deposits	217,388		182,117
Other liabilities	3,997		4,368
Shareholders' equity	115,427		101,965
Total liabilities and shareholders' equity	$976,211		$919,165

Interest rate spread		4.06%		3.88%
Net interest margin (2)		4.19%		4.03%
Average interest-earning assets to
average interest-bearing liabilities	143.34%		136.49%

          _____________________________________
(1) Includes other investments
(2) Net interest margin = annualized net interest income /
     average interest-earning assets